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SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 17, 2001 (Date of Report)
click2learn.com, inc. (Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-24289 (Commission File No.)	91-1276003 (IRS Employer Identification No.)
110-110th Avenue NE Bellevue, Washington 98004 (Address of Principal Executive Offices) (Zip Code)
(425) 462-0501 (Registrant's Telephone Number, Including Area Code)
None (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

    On April 17, 2001, Click2learn.com, Inc. (the "Company") signed an Agreement and Plan of Merger (the "Merger Agreement") with IntelliPrep Technologies, Incorporated ("IntelliPrep") pursuant to which the Company will acquire IntelliPrep through a merger of a wholly owned subsidiary of the Company with and into IntelliPrep.

    An aggregate of approximately 2,262,497 shares of the Company's common stock (the "Common Stock") and options to purchase the Common Stock will be issued pursuant to the terms of the Merger Agreement in exchange for all outstanding stock of IntelliPrep, including stock issuable pursuant to outstanding options and warrants. The merger has been approved by the respective Boards of Directors. A sufficient number of IntelliPrep's principals have executed irrevocable proxies to vote in favor of the merger, assuring approval of the merger by the IntelliPrep stockholders. Approval by stockholders of the Company is not required.

    The Merger Agreement provides for two escrow arrangements. Pursuant to the first escrow agreement, 181,250 shares of Common Stock will be reserved in escrow and will be available to satisfy claims for breaches by the IntelliPrep of representations, warranties and covenants contained in the Merger Agreement, subject to certain thresholds and other limitations set forth in the Merger Agreement. This escrow will be released one year from the date of effectiveness of the Merger. The second escrow, in which 10% of the Common Stock to be received by certain stockholders of IntelliPrep will be retained, was established to cover losses that may be incurred if IntelliPrep does not reach certain revenue targets by December 31, 2001.

    Intelliprep Technologies Inc., headquartered in Bellevue, Washington, develops technology for personalized learning. Its iX Learning System allows scaleable, personalized web-based learning. By building on industry standards like AICC,LRN, and SCORM, the iX Learning System's open architecture is engineered for easy customization and integration with other systems.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits

  2.1  Agreement and Plan of Merger dated as of April 17, 2001 by and among Click2learn.com, Inc., Click2learn Software Corp., certain stockholders of IntelliPrep Technologies, Incorporated and IntelliPrep Technologies, Incorporated.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLICK2LEARN.COM, INC.
By:	/s/ JOHN D. ATHERLY John D. Atherly Vice President, Finance and Administration and Chief Financial Officer

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SIGNATURES